News Release

Associated Banc-Corp to acquire State Financial

        GREEN BAY, Wis. – March 21, 2005 – Associated Banc-Corp (NASDAQ: ASBC) will acquire State Financial Services Corp (NASDAQ: SFSW) under a definitive agreement signed by the two companies today. The all-stock transaction is valued at $278 million, based on the closing Associated share price on March 18, 2005.

        The agreement calls for State Financial shareholders to receive 1.20 shares of Associated stock for each share of State Financial stock they hold. Based on Associated’s closing price of $31.85 on March 18, the exchange ratio represents a value of $38.22 per share of State Financial, implying a 27 percent premium to the market price. The transaction is expected to be accretive to Associated’s GAAP and cash earnings per share in 2006.

        The transaction is subject to the approval of State Financial shareholders and regulators. The companies anticipate closing the transaction in the fall of this year.

        State Financial Bank is a $1.5 billion financial services company based in Milwaukee, with 29 banking branches in Southeastern Wisconsin and Northeastern Illinois. State Financial Bank provides commercial and retail banking products, mortgage loan originations and investment brokerage activities.

        “State Financial and Associated are strong, customer-focused banks. Our combination enhances customer convenience by expanding our branch distribution network,” said Paul S. Beideman, president and CEO of Associated.

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   Associated/State Financial, add one

        “The skills of State Financial’s bankers match perfectly with Associated’s community-based approach to banking. We look forward to the benefits that will come from putting Associated’s expanded products and services in the hands of State Financial’s talented people,” Beideman said.

        Michael J. Falbo, CEO of State Financial, said, “We are very pleased to join forces with Associated. Associated’s customer-focused philosophy and their broad range of services and expertise will bring significant benefits to our customers. Moreover, in selecting a partner to sustain our growth going forward, we were delighted to connect with a Wisconsin organization that shares our commitment to customer service and community involvement.”

        The integration of the two companies will result in some efficiencies which will affect administrative and support functions. Employees displaced by the consolidation will receive preferential hiring status for open positions elsewhere in the organization, or, where necessary, severance payments and outplacement services, Associated said.

        Associated will host a conference call to discuss the transaction and answer any questions from institutional investors and analysts at 8 a.m. CST tomorrow. The call-in number will be 877-654-5513. Ask for the Associated Banc-Corp call, code number 4975604. Participants should go to the investor relations area at Associated’s Web site (http://www.associatedbank.com/AboutAssociated/InvestorRelations/) to download slides for reference during the call.

        State Financial’s board of directors has postponed the 2005 Annual Meeting of Shareholders previously scheduled for April 27, 2005.

        Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $21 billion. Following the State Financial acquisition, the company will have grown more than six-fold over the last 10 years. Associated has more than 300 banking offices serving more than 170 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.

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Associated/State Financial, add two

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “believes,” “anticipates” or “expects,” or words of similar import. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, among others, Associated’s ability to complete the merger in a timely manner or at all, the failure of State Financial’s shareholders to approve the merger, the risk that the business of State Financial will not be integrated successfully into Associated, the risk that the cost savings from the merger may not be fully realized or may take longer to realize than expected, and other factors discussed in the filings of Associated and State Financial with the Securities and Exchange Commission (the “SEC”). Investors should consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

This press release may be deemed to be solicitation material in respect of the proposed acquisition of State Financial by Associated. In connection with the proposed transaction, a registration statement on Form S-4 and other relevant documents will be filed with the SEC. Shareholders of State Financial are encouraged to read the registration statement and any other relevant documents filed with the SEC, including the proxy statement/prospectus that will be part of the registration statement, because they will contain important information about the proposed transaction. After these documents are filed with the SEC, investors and security holders will be able to obtain them free of charge at the SEC’s website, www.sec.gov, or by requesting them from Associated Banc-Corp, Attn: Corporate Secretary, 1200 Hansen Road, Green Bay, WI 54304 or from State Financial Services Corporation, Attn.: Corporate Secretary, 815 North Water Street, Milwaukee, WI 53202.

Associated and State Financial and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Associated’s directors and executive officers is available in its Proxy Statement dated March 16, 2005 filed with the SEC, and information regarding State Financial’s directors and executive officers is available in its proxy statement filed with the SEC on March 25, 2004. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

For more information:

Associated Banc–Corp:	State Financial Services Corp:
Investors: Joe Selner, 920-491-7120	Dan Westrope: 414-525-3373
Media: Jon Drayna, 920-491-7006